UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-24016	65-148155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6802 Lakeview, Center Drive, Suite 500, Tampa, Florida (Address of principal executive offices)	33619 (Zip Code)

Registrant’s telephone number, including area code:	(813) 622-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2005, BBJ Environmental Technologies, Inc. (“BBJ”) entered into a subscription agreement with Tamares Capital Corporation Limited (“Tamares”) pursuant to which Tamares has agreed, in a Regulation S transaction under the Securities Act of 1933, as amended, to purchase for an aggregate purchase price of $2,500,000.02 (i) an aggregate of 27,777,778 shares of BBJ’s common stock at a purchase price of $.09 per share and (ii) a warrant (the “Warrant”) exercisable to acquire up to an additional 4,000,000 shares of BBJ’s common stock at a purchase price of $.12 per share. Pursuant to the agreement, Tamares agreed to acquire the shares of common stock as follows: (i) 6,666,667 shares on or before May 10, 2005 for an aggregate purchase price of $600,000, (ii) 7,777,778 shares on or before June 30, 2005 for an aggregate purchase price of $700,000, (iii) 6,666,666 shares on or before August 31, 2005 for an aggregate purchase price of $600,000 and (iv) 6,666,667 shares on or before November 30, 2005 for an aggregate purchase price of $600,000.02. The Warrant will be issued upon receipt of the payment that is due on or before November 30, 2005. In addition, the agreement provides that BBJ will appoint a to be identified representative of Tamares to fill a vacancy on BBJ’s board of directors.

There is no material relationship, other than in respect of the subscription agreement, between BBJ and its affiliates, on the one hand, and Tamares on the other hand.

The above summary description of the subscription agreement does not purport to be complete and is qualified in its entirety by reference to the subscription agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this report.

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Subscription Agreement, dated as of May 9, 2005, between BBJ Environmental Technologies, Inc. and Tamares Capital Corporation Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBJ Environmental Technologies, inc.. (Registrant)
May 13, 2005	By:	/s/ Jean Caillet
Jean Caillet
Chief Executive Officer